TRACTOR SUPPLY COMPANY REPORTS SECOND QUARTER RESULTS
~ Second Quarter EPS Increases 21% to $1.05 ~
~ Second Quarter Sales Increase 16.6% ~
~ Same-Store Sales Up 0.5% ~

Brentwood, Tennessee, July 26, 2006 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its second fiscal quarter ended July 1, 2006. Additionally, the Company updated its current outlook for fiscal 2006.

Second Quarter Results
Net sales increased 16.6% to $714.9 million from $613.2 million in the prior year. Same-store sales increased 0.5% compared with last year’s 5.9% gain. The Company’s same-store sales improvements were strongest in the clothing/footwear and equine/pet/animal categories, but were largely offset by lower than expected performance in seasonal power equipment and generators.

Gross profit increased 19.8% to $227.4 million, or 31.8% of sales, compared to 30.9% in the prior year. The rise in gross profit resulted from a more favorable product mix, improved product sourcing and reductions in inventory shrinkage. These gains were partially offset by higher transportation costs.

Selling, general and administrative expenses increased to 20.7% of sales compared to 20.4% last year. The Company recognized $2.6 million, or $0.04 per diluted share, in stock option expense required by new accounting rules. Excluding the stock option expense, the Company generated positive expense leverage for the quarter. This leverage was primarily attributed to a benefit of $1.3 million, or $0.02 per diluted share, associated with unredeemed gift cards, as well as the previously announced shift in advertising expense. This improvement was partially offset by increased occupancy costs.

Depreciation and amortization expense increased to $10.6 million from $8.1 million, related directly to capital expenditures for new store growth and additional distribution capacity. The Company’s effective income tax rate increased to 37.1% compared to 36.2% in the prior year, primarily due to permanent tax differences relating to the stock option expense.

Net income for the quarter was $42.9 million, or $1.05 per diluted share, compared to $35.8 million, or $0.87 per diluted share in the prior year.

The Company opened 17 new stores and relocated an additional six stores, compared to 19 new store openings and two relocations in the prior year.

Jim Wright, President and Chief Executive Officer, stated, “We are pleased with our success in driving strong margins in the face of changing consumer spending patterns. While we did not achieve the level of sales we had anticipated, due to a combination of macro economic factors and a decline in demand for big-ticket items, we made substantial progress on our growth initiatives. Our new store opening plan remains on track and we believe we are well positioned to capitalize on the holiday season.”

First Half Results
For the first six months of fiscal 2006, net sales increased 19.2% to $1,180.5 million and same-store sales increased 1.8%, versus last year’s 5.3% gain. Gross profit in the first six months increased 22.5% to $369.8 million, or 31.3% of sales compared to 30.5% of sales last year due to a favorable product mix and improved inventory shrinkage. These gains were partially offset by increasing transportation costs. Selling, general and administrative expenses as a percentage of sales increased 60 basis points to 23.6%, the result of increased occupancy costs and a charge of $4.5 million related to stock option expense.

Net income for the first six months of fiscal 2006 was $43.5 million, or $1.06 per diluted share, compared to net income of $36.4 million, or $0.89 per diluted share, in the prior year.

During the first six months, the Company opened 46 new stores and relocated an additional 11 stores, compared to 32 new store openings and four relocations in the prior year.

Company Outlook
The Company updated its expectations for the full year. As a result of the lower than anticipated sales in the second quarter, the Company now anticipates net sales for fiscal 2006 (a 52-week fiscal year) will range between approximately $2,340 million and $2,380 million, with a same-store sales increase of approximately 2.0% to 3.0%. This represents an increase of 13.2% to 15.1% over fiscal 2005 (a 53-week fiscal year). The Company’s guidance continues to assume the addition of approximately 78 to 80 new stores and 19 relocations.

The Company previously projected net income in the range of $95 million and $99 million, or $2.32 to $2.39 per diluted share, including stock option expense. The Company currently projects its stock option expense to total $0.14 per diluted share for the full year, which is $0.03 higher than the Company originally anticipated. Due to the lower than anticipated second quarter sales as well as expected business trends in the second half of the year, the Company now anticipates it will be at the low end of its previous range as adjusted for the additional $0.03 in stock option expense.

Mr. Wright concluded, “For the second half of the year, we have revised our advertising strategy and increased the new product pipeline to help drive our sales. We will also roll out our expanded clothing set to an additional 80 stores in the third quarter and will test an enhanced product presentation in our pet department. In addition to focusing on sales growth, we will continue to be vigilant in our cost management efforts and will look for further improvement in our operating margins and bottom line. We also will continue to invest in our stores and leadership team to ensure that we have the proper infrastructure that will support and strengthen the Tractor Supply brand in the future. We are confident in the sales and operating initiatives we have in place for the second half of the year and remain on track to meet our long-term objectives.”

Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today, July 26, 2006, to discuss the quarterly results. The call will be simultaneously broadcast over the Internet on the Company’s homepage at www.myTSCstore.com and can be accessed under the subheading “Investor Relations.”

At July 1, 2006, Tractor Supply Company operated 641 stores in 37 states and one Canadian province. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, animal and pet products, including everything necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck, trailer and towing products; and (6) work clothing for the entire family.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include general economic cycles affecting consumer spending, weather factors, operating factors affecting customer satisfaction, consumer debt levels, inflation, pricing and other competitive factors, the ability to attract, train and retain qualified employees, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the timing and acceptance of new products in the stores, the mix of goods sold, the continued availability of favorable credit sources, capital market conditions in general, the ability to increase sales at existing stores, the ability to retain vendors, reliance on foreign suppliers, management of its information systems and the seasonality of the Company’s business. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
(Financial tables to follow)

Results of Operations
(in thousands, except per share amounts)

	SECOND QUARTER ENDED				SIX MONTHS ENDED
	July 1, 2006		June 25, 2005		July 1, 2006		June 25, 2005
		(Unaudited)				(Unaudited)
		% of		% of		% of		% of
		Sales		Sales		Sales		Sales

Net sales	$714,944	100.0%	$613,235	100.0%	$1,180,492	100.0%	$990,438	100.0%
Cost of merchandise sold	487,559	68.2	423,479	69.1	810,736	68.7	688,611	69.5

Gross profit	227,385	31.8	189,756	30.9	369,756	31.3	301,827	30.5
Selling, general and administrative expenses	147,874	20.7	125,383	20.4	278,880	23.6	228,058	23.0
Depreciation and amortization	10,580	1.5	8,065	1.3	20,203	1.7	15,711	1.6

Income from operations.	68,931	9.6	56,308	9.2	70,673	6.0	58,058	5.9
Interest expense, net	647	0.0	224	0.0	1,554	0.1	901	0.1

Income before income taxes	68,284	9.6	56,084	9.2	69,119	5.9	57,157	5.8
Income tax provision	25,357	3.6	20,330	3.4	25,667	2.2	20,719	2.1

Net income	42,927	6.0%	35,754	5.8%	43,452	3.7%	36,438	3.7%

Net income per share:
Basic	$1.07		$0.92		$1.09		$0.94

Diluted	$1.05		$0.87		$1.06		$0.89

Weighted average shares outstanding (000’s):
Basic	39,968		39,008		39,833		38,796
Diluted	40,898		40,984		40,957		40,909

Balance Sheet

(in thousands)

	July 1,	June 25,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$43,354	$66,358
Inventories	573,263	474,194
Prepaid expenses and other current assets	39,073	31,882
Deferred income taxes	14,134	13,387

Total current assets	669,824	585,821
Property and equipment, net	277,307	224,771
Goodwill	9,352	—
Deferred income taxes	11,916	—
Other assets	8,024	4,117

TOTAL ASSETS	$976,423	$814,709

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$265,936	$253,927
Accrued expenses	105,171	89,999
Current portion of capital lease obligations	1,331	1,148
Income taxes currently payable	21,729	11,197

Total current liabilities	394,167	356,271
Revolving credit loan	—	—
Capital lease obligations	2,937	2,905
Deferred income taxes	—	4,645
Other long-term liabilities	39,613	31,053

Total liabilities	436,717	394,874

Stockholders’ equity:
Common stock	320	313
Additional paid-in capital	117,633	90,406
Foreign currency translation adjustment	(46)	—
Retained earnings	421,799	329,116

Total stockholders’ equity	539,706	419,835

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$976,423	$814,709